Exhibit 99.1

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Contact:	Susan E. Moss
Vice President of Corporate Communications
(502) 596-7296

KINDRED HEALTHCARE APPOINTS CHRISTOPHER M. BIRD AS PRESIDENT OF ITS

PEOPLEFIRST REHABILITATION DIVISION

LOUISVILLE, Ky. (March 31, 2008) – Kindred Healthcare, Inc. (the “Company”) (NYSE: KND) today announced the appointment of Christopher M. Bird as President of its Peoplefirst Rehabilitation Division effective April 21, 2008. Mr. Bird succeeds Benjamin A. Breier, who was recently named Executive Vice President and President of the Company’s Hospital Division. Mr. Bird will be a member of the Company’s Executive Committee.

Peoplefirst Rehabilitation provides contract therapy services, including physical, occupational and speech therapies, to residents and patients of nursing centers, assisted living facilities and hospitals.

Mr. Bird has healthcare experience with several healthcare organizations. He most recently served as Vice President, Operations & Business Development, Outpatient Services Division with Tenet Healthcare Corp. (NYSE:THC), which through its subsidiaries, owns and operates acute care hospitals and related ancillary health care businesses, which include ambulatory surgery centers and diagnostic imaging centers. At Tenet, Mr. Bird was responsible for a division with approximately $200 million in revenues and 1,500 employees. Previously, Mr. Bird was Division Vice President, Western Division with DaVita Inc. (NYSE:DVA), where he provided strategic and operational leadership for a geographic division covering southern California, Arizona and Utah. DaVita is a provider of dialysis services for patients suffering from chronic kidney failure, also known as end stage renal disease. Mr. Bird earned a bachelor’s degree from Colorado State University, a master’s degree in health policy and management from Columbia University, and an MBA from Harvard University.

“We are pleased Chris is joining Kindred to lead Peoplefirst Rehabilitation Services,” said Paul J. Diaz, President and Chief Executive Officer of the Company. “Chris’s energy, leadership and operational skills will be a great addition to the senior management team, and will help us to continue to grow Peoplefirst Rehabilitation and support the expanding rehabilitation needs of our own 312 healthcare facilities. After reporting its fourteenth consecutive quarter of revenue growth, Peoplefirst Rehabilitation Services is positioned to continue its goal of becoming the therapist and employer of choice nationwide.”

About Kindred Healthcare

Kindred Healthcare, Inc. (NYSE:KND) is a Fortune 500 healthcare services company, based in Louisville, Kentucky, with annual revenues of over $4 billion. At December 31, 2007, Kindred through its subsidiaries provided healthcare services in approximately 630 locations in 40 states, including 84 long-term acute care hospitals, 228 skilled nursing centers and a contract rehabilitation services business, Peoplefirst Rehabilitation Services, which served 318 non-affiliated facilities. Kindred’s 52,500 employees are committed to providing high quality patient care and outstanding customer service to become the most trusted and respected provider of healthcare services in every community we serve. For more information, go to www.kindredhealthcare.com.